EXHIBIT 99.1

Hudson Technologies REPORTS RECORD Third QUARTER revenues OF $34.9 million; DILUTED EPS of $0.14 pearl river, ny – November 2, 2016 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the third quarter ended September 30, 2016.

The Company achieved record revenues for the three months ended September 30, 2016 of $34.9 million, an increase of 61% compared to $21.7 million in the comparable 2015 period. The revenue increase in the quarter is primarily related to an increase in the price of certain refrigerants, and an increase in the volume of certain refrigerants sold. Gross margin improved to 34% in the third quarter of 2016 compared to 20% in the prior year period. Net income for the quarter was $4.8 million, or $0.14 per basic and diluted share, compared to net income of $1.1 million, or $0.03 per basic and diluted share, in the third quarter of 2015.

For the first nine months of 2016, Hudson recorded revenues of $97.7 million, a 35% increase as compared to $72.4 million in the comparable 2015 period. The increase is primarily related to a higher selling price of certain refrigerants and higher volumes of certain refrigerants sold. Gross margin increased to 31% in the first nine months of 2016 as compared to 24% in the first nine months of 2015. Net income for the first nine months of 2016 was $12.6 million, or $0.38 per basic and $0.37 per diluted share, compared to $5.8 million or $0.18 per basic and $0.17 per diluted share in the first nine months of 2015.

During the third quarter, as previously announced, the Company was awarded, as the prime contractor, a five-year contract including a five-year renewal option, by the United States Defense Logistics Agency (“DLA”) with an estimated maximum value over the 10-year term of the agreement of $400 million in sales to the Department of Defense (“DoD”). The contract is for the management and supply of refrigerants, compressed gases, cylinders and related items to the U.S. Military Commands and Installations, Federal civilian agencies and Foreign Militaries. Primary users include the U.S. Army, Navy, Air Force, Marine Corps and Coast Guard.

Kevin J. Zugibe, Chairman and Chief Executive Officer of Hudson Technologies commented, “We’re pleased with our strong third quarter results which include record revenues, significantly improved gross margin and enhanced profitability. We saw a strong finish to our nine-month refrigerant season, as evidenced by our results, and benefited from increases in the average selling price for R-22 refrigerant at a rate faster than we had previously anticipated.”

Mr. Zugibe further stated, “Just two weeks ago, the parties to the Montreal Protocol reached an agreement to amend the Montreal Protocol to provide for a global phase down of HFC compounds by 85% between now and 2047. The agreement has been called a ‘major policy step forward in the global effort to reduce greenhouse gas emissions.’ Hudson has been a longtime advocate for the orderly phase out of refrigerants with high global warming potential, and we believe a strong refrigerant reclamation program is essential to facilitate and accelerate the phase down of HFCs. The US is now in a position to ratify and create a program to limit and eventually eliminate the production of HFC refrigerants within the guidelines of developed nations as provided in the amendment.

“As the leading reclaimer, with proprietary technology, significant geographic reach, established infrastructure and growth capacity, we believe we are well positioned to continue our leadership role in the systematic and global phase out of refrigerants currently in use, as well as next generation refrigerants. Additionally, we believe our long term experience in the industry, coupled with our technological expertise and longstanding industry relationships, uniquely positions us to assist our customers as they contend with ongoing and future refrigerant phase outs.”

Mr. Zugibe concluded, “We are very pleased with the results of our third quarter and with our performance throughout the refrigerant sales season. This is an exciting time for our Company and we look forward to playing a key role in the phase out of these gases and to providing support to our industry as it continues to develop efficient, next generation, climate and ozone friendly technologies and refrigerants.”

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss the third quarter results today, November 2, 2016 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”. To participate in the call by phone, dial (877) 407-9205 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8054.

A replay of the teleconference will be available until December 2, 2016 and may be accessed by dialing (877) 660-6853. International callers may dial (201) 612-7415. Callers should use conference ID: 13647219.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative solutions to recurring problems within the refrigeration industry. Hudson's proprietary RefrigerantSide® Services increase operating efficiency and energy savings, and remove moisture, oils and other contaminants frequently found in the refrigeration circuits of large comfort cooling and process refrigeration systems. Performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies, RefrigerantSide® Services offer significant savings to customers due to their ability to be completed rapidly and at higher purity levels, and can be utilized while the customer's system continues to operate. In addition, the Company sells refrigerants and provides traditional reclamation services to the commercial and industrial air conditioning and refrigeration markets. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2015 and other subsequent filings with the Securities and Exchange Commission.  The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Income Statements

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenues	$34,930	$21,682	$97,701	$72,422
Cost of sales	22,890	17,298	67,649	55,301
Gross profit	12,040	4,384	30,052	17,121

Operating expenses:
Selling and marketing	901	958	3,037	2,972
General and administrative	3,121	1,524	5,835	4,216
Total operating expenses	4,022	2,482	8,872	7,188

Operating Income	8,018	1,902	21,180	9,933

Interest Expense	(296)	(157)	(919)	(600)

Income before income tax expense	7,722	1,745	20,261	9,333

Income tax expense	2,933	663	7,699	3,547

Net income	$4,789	$1,082	$12,562	$5,786

Net income per common share - Basic	$0.14	$0.03	$0.38	$0.18
Net income per common share - Diluted	$0.14	$0.03	$0.37	$0.17
Weighted average number of shares outstanding - Basic	33,873,479	32,639,429	33,265,470	32,487,230
Weighted average number of shares outstanding - Diluted	35,297,585	33,856,045	34,341,930	34,071,982

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	September 30, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,976	$1,258
Trade accounts receivable - net	9,232	4,414
Inventories	66,584	61,897
Deferred tax asset	376	376
Prepaid expenses and other current assets	670	1,524
Total current assets	80,838	69,469

Property, plant and equipment, less accumulated depreciation	7,055	7,536
Other assets	75	76
Deferred tax asset	1,703	3,287
Goodwill	856	856
Intangible assets, less accumulated amortization	3,422	3,787
Total Assets	$93,949	$85,011

Liabilities and Stockholders' Equity
Current liabilities:
Trade accounts payable	$4,150	$5,792
Income taxes payable	1,787	--
Accrued expenses and other current liabilities	2,864	3,018
Accrued payroll	502	1,577
Revolving line of credit	15,022	20,227
Short-term debt and current maturities of long-term debt	254	346
Total current liabilities	32,864	30,960
Other liabilities	--	333
Long-term debt, less current maturities	4,149	4,293
Total Liabilities	28,728	35,586

Commitments and contingencies

Stockholders' equity:
Preferred stock, shares authorized 5,000,000:
Series A convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	--	--
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding 34,013,664 and 32,804,617	340	328
Additional paid-in capital	65,386	62,163
Accumulated deficit	(505)	(13,066)
Total Stockholders' Equity	65,221	49,425

Total Liabilities and Stockholders' Equity	$93,949	$85,011